                                                                       EXHIBIT 1


Contacts:     Traci VanHorn                            Suzanne Marcarelli
              FairMarket, Inc.                         LNS Communications
              Traci@fairmarket.com                     smarcarelli@lnscom.com
              781-376-5615                             617-577-9777


FOR IMMEDIATE RELEASE

         FAIRMARKETSM NAMES FORMER LOTUS EXECUTIVE AS PRESIDENT AND CEO
            EILEEN RUDDEN, 24-YEAR INDUSTRY VETERAN TAKES THE HELM AS
          COMPANY FOUNDER, SCOTT RANDALL BECOMES CHAIRMAN OF THE BOARD

WOBURN, MASS., Aug 30, 2000 -- FairMarket, Inc. ( Nasdaq: FAIM), a leading provider of outsourced, online selling solutions, today announced that Eileen Rudden, 24-year industry veteran and former Lotus executive, will join the company as president and CEO on September 11. Rudden succeeds Scott Randall, FairMarket founder, who will become chairman of the board of directors.

Along with his new responsibilities as chairman, Randall will continue active involvement in the company, working with Rudden on strategic corporate initiatives, business partnerships and global expansion.

In her role as president and CEO, Rudden will lead all aspects of the company from overall strategy to day-to-day operations. Additionally, Rudden has been elected a director of the company, effective September 11, by a unanimous vote of the board of directors. She will replace Jeff Drazan, a partner in Sierra Ventures, an early FairMarket investor.

"We are extremely pleased to bring on a proven leader who has built such widely recognized brands as those from Lotus," said Scott Randall, FairMarket founder. "Eileen has demonstrated that she is able to build, grow and market highly successful products and companies. Her sound ability to provide strategic direction and execute on operational plans will allow us to bring FairMarket to the next level in our company's development."

Prior to joining FairMarket, Rudden had a highly successful career at Lotus that spanned 14 years. She held many leadership positions during her tenure that directly impacted revenue growth and created market leadership for Lotus. Most recently, she led the worldwide Notes business as senior vice president of the Communications Products Division. During her tenure, Notes grew from 2 million to more than 50 million end users and established itself as the leading enterprise email and collaboration software product. She also served as vice president of product marketing and vice president of business alliances.

"I am extremely excited about the opportunities ahead. FairMarket is a company with market-leading customers, proven technology and a team of highly skilled employees and executives," said the newly-appointed Rudden. "Our goals are to quickly become profitable, increase shareholder value, grow our customer base of well-known brands, and expand the technology offerings needed to lead the market as an outsourced provider of e-commerce solutions. It is my charter to drive every initiative that will allow us to achieve those goals."

"I am pleased that Eileen has joined FairMarket as president and CEO. Her experience and success at building great software and service organizations at Lotus is a perfect complement to Scott's strategic leadership abilities," said Jeff Drazan, general partner of Sierra Ventures. "Resigning my position as director, I will have more time to focus my efforts on the newly raised $500 Million Sierra Ventures VIII Fund, and to continue to cultivate companies from inception to positions of industry leadership as we did with FairMarket."

ABOUT FAIRMARKET
FairMarket, Inc. is the leading provider of outsourced, online, distributed selling solutions, including hosted auction, falling price, and shopping-by-request services. The company helps businesses generate online revenue by expanding e-commerce functionality and strengthening brand recognition. In the U.S., the FairMarket Networksm includes the some of the world's leading portals and vendors on the Web with the potential to reach millions of online shoppers. The company has offices in the U.K. and Australia and is headquartered in Woburn, Mass. Corporate information can be obtained on the Web at WWW.FAIRMARKET.COM, by calling 800-531-7871, or through the investor hotline at 1-877-4IR-FAIM.

                                      # # #

This press release contains information about future expectations, plans and prospects of FairMarket, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including but not limited to FairMarket's limited operating history; market acceptance of online auction and other e-commerce services; growth of the market for dynamic e-commerce services; the competitive nature of the online markets in which FairMarket operates; currency, regulatory and other risks associated with expansion into international markets; FairMarket's ability to retain existing customers and to obtain new customers; the operation and capacity of FairMarket's network system infrastructure; FairMarket's ability to attract and retain qualified personnel; and the other risks and uncertainties discussed under the heading "Risk Factors" in FairMarket's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 14, 2000 in connection with FairMarket's initial public offering and the other reports filed by FairMarket from time to time with the Securities and Exchange Commission. FairMarket assumes no obligation to update any of the information included in this press release.